Exhibit 99.1
Allied Healthcare International Inc.
Announces Changes to Its Board of Directors
NEW YORK — August 19, 2010 — Allied Healthcare International Inc. (NASDAQ: AHCI) (AIM: AHI), a leading provider of flexible healthcare staffing services in the United Kingdom, announced today that G. Richard Green has tendered his resignation as a member of the Company’s Board of Directors for personal reasons, effective August 21, 2010. Mr. Green has been a director of Allied since 1998 and recently served on the Nominating and Corporate Governance Committee of the Board.
The Company also announced that Professor Raymond John Playford has been appointed to the Board of Directors of Allied, effective August 21, 2010. Prof. Playford, age 50, has served as Medical Advisor to the Board of Allied since June 2010.
Dr. Jeffrey S. Peris, Chairman of the Board of Allied Healthcare International Inc., commented, “Richard has served with distinction on our Board.. His intellect, depth of business knowledge and leadership experience have contributed greatly to Allied’s growth and success throughout his long tenure as our director. On behalf of the entire Board, senior management team and employees of Allied, we want to wish Richard years of health and happiness.”
Dr. Peris also stated, “Ray has already made many valuable contributions since he joined us as Medical Advisor, and we welcome him to the Board to further assist us in augmenting the growth strategies of our Company. His wealth of clinical, healthcare and NHS expertise will both support our commitment to providing our customers with one of the highest levels of quality care in our industry and to enhancing the market leadership of Allied.”
Prof. Playford has more than 25 years of experience in the medical field, specializing in clinical research. He is currently Deputy Warden and Professor of Medicine at Barts and the London School of Medicine and Dentistry, as well as Vice Principal (NHS Liaison), Queen Mary, University of London. Prof. Playford is also a Non-Executive Director of Barking, Havering and Redbridge NHS Trust and a director of Repair and Protection Foods Ltd., which is engaged in food research. He has also been an advisor to both the UK Government and the healthcare industry.
Prof. Playford received a Medical degree (M.B., B.S.) in 1978 from St. Bartholomew’s Medical School and his PhD in 1992 from the Royal Postgraduate Medical School at Imperial College, London. He is a Fellow of the Royal College of Physicians (UK) and the Royal College of Pathologists (UK) and was Visiting Professor, Harvard Medical School and Massachusetts General Hospital in 2002. He has published over 100 original scientific and clinical papers and received several awards for research including the British Society of Gastroenterology (BSG) Sir Francis Avery Jones Research Medal in 1995 and Canadian Alberta Heritage Foundation for Medical Research in 2004. He was made a Fellow of the Academy of Medical Scientists in 2002 and, as a result of his contribution to public education on health matters, became a Fellow of the Royal Society of Arts in 2000.
There are no further disclosures regarding Prof. Playford that are required to be set forth in this press release under the AIM rules.
About Allied Healthcare International Inc.
Allied Healthcare International Inc. is a leading provider of flexible healthcare staffing services in the United Kingdom. Allied operates a community-based network of approximately 115 branches with the capacity to provide carers (known as home health aides in the U.S.), nurses, and specialized medical personnel to locations covering approximately 90% of the U.K. population. Allied meets the needs of private patients, community care, nursing and care homes, and hospitals. For more news and information please visit: www.alliedhealthcare.com.
Forward-Looking Statements
Certain statements contained in this news release may be forward-looking statements. These forward-looking statements are based on current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements include: general economic and market conditions; the effect of the change in the U.K. government and the impact of proposed changes in recent policy making related to health and social care that may reduce revenue and profitability; Allied’s ability to continue to recruit and retain flexible healthcare staff; Allied’s ability to enter into contracts with local government social services departments, NHS Trusts, hospitals, other healthcare facility clients and private clients on terms attractive to Allied; the general level of demand for healthcare and social care; dependence on the proper functioning of Allied’s information systems; the effect of existing or future government regulation of the healthcare and social care industry, and Allied’s ability to comply with these regulations; the impact of medical malpractice and other claims asserted against Allied; the effect of regulatory change that may apply to Allied and that may increase costs and reduce revenues and profitability; Allied’s ability to use net operating loss carry forwards to offset net income; the effect that fluctuations in foreign currency exchange rates may have on our dollar-denominated results of operations; and the impairment of goodwill, of which Allied has a substantial amount on the balance sheet, may have the effect of decreasing earnings or increasing losses. Other factors that could cause actual results to differ from those implied by the forward-looking statements in this press release include those described in Allied’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K filed since the date of the last Form 10-K. Allied undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
CONTACT
Allied Healthcare International Inc.
Sandy Young
Chief Executive Officer
Paul Weston
Chief Financial Officer
+44 (0) 17 8581 0600
Or
Piper Jaffray Ltd. (Nominated Adviser)
Matthew Flower
Rupert Winckler
+44 (0) 20 3142 8700
Or
ICR Inc.
Sherry Bertner
Managing Director
+1 646 277 1200
Sherry.Bertner@icrinc.com